Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2022 relating to the financial statements of Shift Technologies, Inc., appearing in the Annual Report on Form 10-K of Shift Technologies, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Francisco, California

June 30, 2022